EXCLUSIVE LICENSE AGREEMENT
between
CELTIC BIOTECH LIMITED.
and
CELTIC BIOTECH IOWA, INC.

This Agreement is made as of March 10, 2014 (the "Effective Date"), by and between Celtic Biotech Iowa, Inc., a corporation organized and existing under the laws of the State of Iowa, United States, and having an office and principal place of business at 6750 Westown Pkwy Ste-200-226 West Des Moines, IA 50266 (hereinafter "LICENSEE") and Celtic Biotech Limited, a corporation organized under the laws the nation of Ireland, having its principal place of business at Unit 11, Burnell Court, Northern Cross, Malahide Road Dublin 17, Ireland (hereinafter "LICENSOR").

WITNESSETH:

WHEREAS, LICENSOR desires to grant and LICENSEE desires to accept an exclusive license of LICENSOR Intellectual Property Rights and Know-How to make, develop, use, offer for sale, and sell Licensed Products subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the promises and mutual covenants hereinafter set forth, the Parties hereto agree as follows:

Article I. Definitions

1.1 "LICENSOR Patent Rights" means (a) U.S. Patent Application No. 13/747,409, filed Jan 22, 2013, entitled "Crotoxin Administration for Cancer Treatment and Pain Relief", and (b) any patent applications that may be filed by LICENSOR relating to work on improving and refining the process and use of CROTOXIN and CROTOXIN in combination with CARDIOTOXIN, including any patents that may issue thereon, any continuations, continuations-in-part, reissues, divisionals, any application or patent claiming priority to any of the foregoing, all corresponding foreign patents and patent applications of the foregoing, and all dominant intellectual property rights or intellectual property rights relevant to and useful in the use or sale of Licensed Products under this Agreement in possession of LICENSOR, including, but not limited to, any art, method, process, machine, manufacture, design, or composition of matter, or any new and useful improvement thereof, whether patented or the subject of an application for patent or otherwise within the exclusive control of LICENSOR.

1.2 "Licensed Products" shall be defined as products manufactured by or for LICENSEE which are covered by LICENSOR Patent Rights.

1.3 "Confidential Information" shall mean any and all information related to the Parties (1) that derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use; and (2) that is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Assuming the foregoing criteria are met, Confidential Information includes, but is not limited to, patents held by the Company, processes and/or designs for which the Company has applied or claims patent protection, technical and non-technical data related to the formulas, patterns, designs, compilations, programs, methods, techniques, drawings, processes, finances, actual or potential customers and suppliers, existing and future products, marketing strategies, business development plans, and employees of the Company. Confidential Information also includes

CH

RM

information that has been disclosed to the Company by a third party and which the Company is obligated to treat as confidential, and is defined more fully in Article IV.

1.4 "Improvements" shall mean improvements made by Licensor to technology, products, processes or methods included in LICENSOR Patent Rights.

1.5 "Field of Use" shall mean all actual or possible fields of us of the LICENSOR Patent Rights, Licensed Products or Improvements.

1.6 "LICENSOR, LICENSEE, and Party" shall include any person or entity directly or indirectly controlling, controlled by, or under common control with such entity, or is effectively controlled by an entity which may also effectively control a party to this Agreement.

1.7 Territory: Worldwide.

1.8 Term: This Agreement shall extend for the term ending upon the fifth (5th) anniversary of the Effective Date and be automatically renewed on such anniversary date, and upon each of the four consecutive anniversaries of the Effective Date, unless terminated by the written notice of LICENSEE delivered to LICENSOR at its principal place of business at least ninety (90) days prior to such anniversary dates, or unless earlier terminated under its terms or due to breach by a Party.

Article II. Grant of Exclusive License; Representations; Milestones; Minimums

2.1 LICENSOR hereby grants and LICENSEE hereby accepts, subject to the terms and conditions hereof, an exclusive license, within the Territory and limited to the Field of Use, in LICENSOR's Patent Rights and Improvements to the end of the term as defined in Section 1.8.

2.2 The licenses granted to LICENSEE include the right to sublicense any of the rights and privileges granted to LICENSEE in this Agreement subject to Section 1.8 unless approved by LISENSOR.

2.3 LICENSOR represents and warrants that it is and will remain for the duration of this Agreement the owner of LICENSOR Patent Rights, that it has the authority to grant the licenses as provided in this Agreement, and that the terms of this Agreement do not conflict with any other contractual obligations LICENSOR may have.

2.4 This Agreement shall not be assignable or otherwise transferable by LICENSEE, except to a successor, assignee, parent corporation, or purchaser of substantially all of the assets of LICENSEE, without the prior written permission of LICENSOR.

Article III. Compensation

3.1 As payment for the license, LICENSOR's shareholders shall receive one-time, as full consideration under this Agreement, 115,839 Class B Preferred Shares, having a par value of five-dollars ($5.00) of LICENSEE's available preferred stock. Full Share Attributes can be found in Exhibit A to this Agreement. These shares will be held by LICENSOR as an asset of the LICENSOR and not dividended to the membership of LICENSOR for a period of 5 years.

3.2 LICENSOR shall annually receive a royalty of 2% of all revenues generated by LICENSEE from or through the Licensed Products, on each January 24th during the Term.

3.3 In the event LICENSEE fails to timely make any royalty payments, such unpaid amounts will bear interest at the rate of 1.0 % per month. Any cure by LICENSEE shall include reimbursement of any out-of-pocket expenses, including attorney's fees, incurred by LICENSOR in securing collection of the unpaid amounts.

Article IV. Confidentiality

4.1. Each Party receiving a disclosure of Confidential Information from the other Party, whether in oral, written, graphic, computer-generated, or any other form, shall exercise due care to prevent its unauthorized disclosure, except that the definition of Confidential Information shall not include information which:

a) through no act or failure to act on the part of the receiving Party, becomes generally known or available to the public without breach of this Agreement;

b) is known to the receiving Party at the time of disclosure, as evidenced by written records of the receiving Party; or

c) is independently developed by the receiving Party prior to the time of disclosure as demonstrated by written evidence.

4.2. Confidential Information which is required to be disclosed by law; may be provided only to the extent necessary and the receiving Party shall immediately inform the disclosing Party and cooperate with the disclosing Party, at the disclosing Party's expense, in interposing an objection to such requirement.

4.3. The Parties agree to hold in confidence all Confidential Information; to not disclose any Confidential Information to any third Party; to use Confidential Information solely for the purposes of this Agreement; and to disclose such Confidential Information only to individuals within receiving Party's organization on a need-to-know basis.

4.4. Unless otherwise specified in writing, all Confidential Information remains the disclosing Party's property. Upon request of the disclosing Party, the receiving Party agrees to return or destroy all Confidential Information received from the disclosing Party, except for one copy, which the receiving Party may keep solely to monitor its obligations under this Agreement.

4.5 The terms of this Agreement are Confidential Information.

Article V. Publicity, Marking, Reports

5.1 No article or publication relating to this Agreement which mentions or in any way identifies LICENSEE, shall be issued by LICENSOR, its directors, officers, employees or agents, without the prior written approval of LICENSEE.

5.2 LICENSEE shall mark Licensed Products with the patent numbers of the applicable patents in LICENSOR Intellectual Property Rights in accordance with 35 U.S.C. §287.

LN MR

Article VI. Improvements

6.1 In the event that either LICENSEE or LICENSOR shall make any Improvements, LICENSEE shall be the sole owner of such Improvements without obligation or further compensation to LICENSOR; provided, however, that (a) LICENSOR will have a royalty-free license to use LICENSEE Improvements, for research purposes only, for so long as the license to LICENSEE under this Agreement remains exclusive, in the event the license to LICENSEE under this Agreement becomes non-exclusive, LICENSOR shall have a non-exclusive, perpetual and royalty-free license to LICENSEE Improvements for any purpose, and (c) upon termination of this Agreement prior to the expiration of the last patent included in LICENSOR Patent Rights, all licenses to LICENSOR of rights to LICENSEE Improvements shall also terminate. Each Party will fully disclose all Improvements to the other within Sixty (60) Days of the conception of the Improvement.

6.2 LICENSEE may make loans to LICENSOR by which LICENSOR may make Improvements. Any such loans will bear interest at 8% annually. Such loans will be repaid by LICENSOR through the Royalties it would receive from LICENSEE as per Section 3.2 including all interest then due and owing. Interest repayment will be prioritized in payments over principal. Loan amounts will be negotiated between LICENSOR and LICENSEE and such loans will be memorialized in a short form Note as shown in Appendix A to this Agreement.

Article VII. Duties of LICENSEE

7.1 LICENSEE agrees to indemnify and hold LICENSOR harmless from any loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) incurred from any claim arising or alleged to arise out of the LICENSEE's manufacture, use, distribution or sale of any of Licensed Products excluding claims for infringement of third party intellectual property rights.

Article VIII. Duties of LICENSOR

8.1 LICENSOR agrees to maintain the LICENSOR Patent Rights and to pay all maintenance fees associated with maintaining the same in full force and effect. LICENSEE, at its sole discretion, may take whatever legal action it deems necessary to enforce the LICENSOR Patent Rights, and shall be entitled to all recoveries from such enforcement actions. LICENSOR agrees to promptly notify LICENSEE of any products which LICENSOR believes infringe the LICENSOR Patent Rights. LICENSOR, at its expense, shall have the right to intervene in any legal action relating to the validity of the Licensed Patent(s).

8.2 LICENSOR agrees to indemnify and hold LICENSEE harmless from any loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) incurred from any claim arising or alleged to arise out of the LICENSOR's manufacture, use, distribution or sale of any of Licensed Products.

Article IX. Term and Termination

9.1 Unless terminated as provided herein, this Agreement shall continue in effect as specified in Section 1.8.

9.2 Any termination of this Agreement and the rights and obligations hereunder shall not release LICENSEE from the payment of any amounts or expense reimbursement accrued and unpaid up to the date of such termination. Upon termination a final report shall be submitted and any payments due LICENSOR become immediately payable.

9.3 LICENSEE shall have the right to terminate this Agreement upon notice to LICENSOR if, despite the commercially reasonable efforts of LICENSEE, the Licensed Products do not prove commercially profitable to LICENSEE.

9.4 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination.

9.5 This Agreement shall terminate upon the closing of a merger of the Parties.

Article X. Notice Address

10.1 Any notices required or permitted under this Agreement will be deemed given when sent by facsimile to the other Party at the facsimile numbers set out below, or at such other facsimile numbers as may be established pursuant to notice under this Article:

Paul Reid	Celtic Iowa, Inc.
9610 NW 24 CT	4206 Allison Avenue
Sunrise	Des Moines, IA
FL 33322	50310

Article XI. Governing Law/Jurisdiction/Venue

11.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

11.2 Each party irrevocably submits to the jurisdiction of the state courts of the State of Iowa and the United States District Court for the Southern District of Iowa for the purpose of any suit, action or other proceeding arising out of or based upon this Plan or the subject matter hereof or in any way connected with this Plan or the merger, and agrees that any such proceeding shall be brought or maintained only in such courts and that such party will not cause any such proceeding to be brought or maintained in any forum other than one of the above-named courts;

11.3 Each party, to the extent not prohibited by applicable law, waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that such party is not subject personally to the jurisdiction of such court, that such party's property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Plan or the subject matter hereof, may not be enforced in or by such court; and

11.4 Each party consents to service of process in any such proceeding in any manner permitted by Iowa or federal law and agrees that service of process by registered or certified mail, return receipt requested, either to such party at such party's address specified on the signature page hereto or at such other address as a party may specify in a written notice given pursuant to this Plan, is reasonably calculated to give actual notice of and constitutes sufficient service of process.

Article XII. Entire Understanding

12.1 This Agreement represents the entire understanding between the Parties with regard to its subject matter, and supersedes all previous understandings, express or implied. This Agreement may not be altered, amended, or modified except by written instrument signed by the duly authorized representatives of both Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Celtic Biotech Limited

By: Paul F Reid
Name: Paul Reid
Title: Director

Celtic Biotech Iowa, Inc.

By: ______
Name: Cristopher A. Grunewald
Title: Chief Executive Officer

Exhibit A

Share Attributes of Celtic Biotech Iowa, Inc.

Par Value:	$5.00
Conversion Rate to Common:	1-1
Conversion Rights:	Convertible upon any liquidating event which creates a public entity.
Votes:	1 vote per share upon conversion
Dividends:	Payable on par with the Common Share Distributions
Preference:	Series B shall be preferred above all following series Preferred Shares and the common stock, but after Series A Preferred Shares
Redemption:	Redeemable after 5 years from the date of issue
Redemption Value:	That value which the board determines above the Par value which is the total company valuation X 50% Divided by tht total common shares outstanding on a fully diluted basis.
Automatic Conversion:	No Automatic Conversion
CALL Rights:	No CALL rights
PUT Rights:	No pre-negotiated PUT rights

Appendix A
Note Format

Unsecured Promissory Note

$__________ [CITY, STATE] [DATE]

FOR VALUE RECEIVED, Celtic Biotech, Limited, (hereafter, "Maker"), an Irish Corporation, promises to pay Celtic Biotech Iowa, Inc., an Iowa Corporation, (hereafter, "Holder"), at [Street Address], [City, State] [Zip Code], or at such other place as Holder hereof may from time to time designate in writing, the principal sum of ________________ Dollars ($_______), with interest accruing on the unpaid principal at the rate of ____ percent (8%) per annum from _______, 20__ until paid. The aforementioned principal sum represents monies owed to _________________ for ____.

Principal and interest are payable from any Royalties then owing the Maker by the Holder according to the Exclusive License Agreement signed between the Parties on (Date of ELA signature), until paid in full. In no event shall interest exceed the maximum annual amount permitted by law. Any amount collected in excess of the maximum legal rate shall be applied to reduce the principal balance.

This Promissory Note may, in whole or in part, be prepaid without penalty before the maturity date hereof.

Each payment shall first be credited against interest accrued and due at the time of receipt of payment, with the remainder credited against unpaid principal. Interest shall cease to accrue on any principal so credited.

Should Maker default under or otherwise breach this Promissory Note and not cure said default or breach on or before the tenth (10th) day after Holder gives Maker written notice thereof, by personal delivery or certified mailing, all principal remaining unpaid and interest accruing thereon shall, at the option of Holder, become immediately due and payable to Holder. Notice shall be deemed given on the date of personal delivery or date of mailing, whichever applies. No delay or failure in giving notice of said default or breach shall constitute a waiver of the right of Holder to exercise said right in the event of a subsequent or continuing default or breach. Furthermore, in the event of such default or breach, Maker promises to pay Holder all collection and/or litigation costs incurred, including reasonable attorney fees and court costs, whether judgment is rendered or not.

This Promissory Note has been entered into and shall be performed in ______ County, [State], and shall be construed in accordance with the laws of [STATE] and any applicable federal statutes or regulations of the United States. Any claims or disputes concerning this Note shall, at the sole election of Holder, be adjudicated in ________ [COUNTY, STATE].

Executed in the presence of:
WITNESS

______________________ [NAME OF COMPANY]
Name/Address

______________________ By:___________________________
Name/Address

PJR

CY